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EXHIBIT 10.74


                               FUEL GAS AGREEMENT

This Agreement ("Agreement") is made and entered this 12th day of December, 1996 by and between Marathon Oil Company, an Ohio corporation ("Marathon"), and Forcenergy Inc ("Forcenergy"), a Delaware corporation. In consideration of the mutual promises contained herein, benefits to be derived by each party hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Marathon and Forcenergy hereby agree as follows:

                                 I. Definitions

For purposes of this Agreement, the terms listed below shall have the meanings set forth by each:

A. "Fuel Gas" means all natural gas consumed as compressor fuel, generator fuel, flared gas, shrinkage, gas lift gas, gas lift make-up volumes, and lost and unaccounted-for volumes in support of the production and gathering of fluids produced from the Trading Bay Unit, Cook Inlet, Alaska (TBU) and the Trading Bay Field, Cook Inlet, Alaska (TBF), as well as gas used for the injection of water for the recovery of oil at the TBU and the TBF. Fuel Gas includes both volumes of natural gas measured and volumes of natural gas allocated pursuant to the terms of Attachment "A" to that certain Agreement re: Fuel Gas entered into on November 27, 1996 by and between Union Oil Company of California ("Unocal") and Marathon.

B. "Fuel Gas Wells" means those wells on the Dolly Varden, Grayling and King Salmon platforms that are owned by the TBU oil Working Interest Participating Areas ("WIPA's") and that have been completed in the Grayling Gas Sands (GGS) reservoir for the purpose of supplying Fuel


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Gas for the TBU oil operations. As of the date hereof, the Fuel Gas Wells are
Wells D10, D18, G14, G18, K5, and K20.

C. "Initial Fuel Gas" means 20 BCF of Fuel Gas that Marathon has agreed to supply to Forcenergy pursuant to Section 12(e) of that certain Purchase and Sales Agreement of even date herewith between Marathon and Forcenergy (the "P & S Agreement") for the consideration provided therein.

D. "Supplemental Fuel Gas" means the additional 20 BCF of Fuel Gas that Marathon has agreed to provide by exchange with Forcenergy pursuant to Section 12(e) of the P & S Agreement.

E. "Purchased Fuel Gas" means Fuel Gas that Forcenergy purchases from Marathon under the terms of this Agreement.

                     II. Terms Specific to Initial Fuel Gas

A. Between October 1, 1996, and December 1, 2009, Marathon will, for the consideration recited in the P & S Agreement and at no additional cost to Forcenergy, provide up to 20 BCF of Initial Fuel Gas from the Fuel Gas Wells to Forcenergy.

B. Forcenergy, as a TBU oil WIPA owner, shall bear all field-level costs associated with the Fuel Gas Wells.

C. If, at any time prior to December 1, 1999, the total daily production from the Fuel Gas Wells is insufficient to meet Forcenergy's daily Initial Fuel Gas requirements, Marathon shall supply the additional Initial Fuel Gas from the Steelhead Platform.

D. (1) Thirty (30) days prior to the beginning of each calendar quarter, Forcenergy shall


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nominate the total daily rates and monthly volumes of Initial Fuel Gas to be delivered from each Fuel Gas Well during such calendar quarter. The nomination shall include (a) the maximum efficient rate of flow for each Fuel Gas Well (b) the daily rates and monthly volumes of gas that Forcenergy wishes to utilize at each TBU and TBF facility listed on Exhibit B, and (c) the daily rates and monthly volumes of Initial Fuel Gas that Forcenergy wishes to receive at each Delivery Point listed in Exhibit A, including, when applicable, the daily rates and monthly volumes to be delivered from the Steelhead Platform pursuant to Paragraph II.C.

(2) Within 15 days of receipt of each nomination from Forcenergy pursuant to Paragraph II.D. hereof, Marathon will submit to Forcenergy a written confirmation of the Delivery Points that Marathon intends to utilize for delivering Initial Fuel Gas during the period addressed by the nomination. Marathon's confirmation will include the daily rates and monthly volumes of Initial Fuel Gas that Marathon will deliver to each Delivery Point. The Delivery Points that Marathon elects to utilize will be determined at Marathon's sole discretion; provided, however, that, the Delivery Points selected must enable delivery of sufficient volumes of Initial Fuel Gas to meet Forcenergy's nominated requirements. The Marathon Delivery Points are listed on Exhibit A. Additional Delivery Points may be added by mutual agreement of the parties.

(3) Marathon will deliver Initial Fuel Gas at such daily rates as Forcenergy reasonably requests up to the lesser of 12.5 MMCFD or Forcenergy's share of the daily Fuel Gas Requirements. If any particular Fuel Gas Wells are incapable of delivering the nominated volumes due to wellbore failure, mechanical problems or, in Marathon's sole judgment, GGS


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     reservoir management considerations, deliveries of Initial Fuel Gas may be made from other Fuel Gas Wells.

E. The cumulative sum of the Initial Fuel Gas deliveries to Forcenergy shall not exceed 20 BCF. Marathon's obligations to deliver Initial Fuel Gas shall expire when Marathon has delivered 20 BCF, or December 1, 2009, whichever occurs first.

F. If Marathon delivers less than 20 BCF of Initial Fuel Gas to Forcenergy prior to December 1, 2009, then Marathon shall pay to Forcenergy an amount calculated by multiplying the difference between 20 BCF and the volume of Initial Fuel Gas actually delivered by $1.00 per Mcf. The payment for undelivered Initial Fuel Gas shall be made on or before January 31, 2010.

                  III. Terms Specific to Supplemental Fuel Gas

A. Beginning on the Closing Date for the TBU properties (as such date is defined and determined under the P & S Agreement) (hereafter, "the Closing Date"), Forcenergy shall have the right, but not the obligation, to deliver gas to Marathon for exchange as Supplemental Fuel Gas. Forcenergy's deliveries of gas pursuant to this Paragraph III.B. shall be made to Alaska Pipeline Company's ("APL") transmission system or to mutually agreeable points of delivery on Marathon's pipeline system. This right shall expire when 20 BCF has been delivered pursuant to this Article III or on December 1, 2009, whichever occurs first.

B. Beginning on the Closing Date, Marathon shall have the obligation to deliver to Forcenergy, at one or more of the delivery points designated on Exhibit A, or at some other mutually agreeable delivery point, a volume of Supplemental Fuel Gas equal to the volume of natural gas that Forcenergy


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delivers to Marathon pursuant to Paragraph III.A. of this Agreement. All
Supplemental Fuel Gas will be delivered from the Fuel Gas Wells, and none of such gas will be made available from gas produced at the Steelhead Platform; provided, however, that Marathon need not deliver gas from Fuel Gas Wells to the extent that prudent reservoir management would dictate that deliveries be curtailed to less than the volumes nominated, in which case the volumes of gas to be delivered by Forcenergy in exchange shall also be reduced.

C. Thirty (30) days prior to the first day of each calendar quarter, Forcenergy shall give Marathon written nomination of (1) the daily rates and monthly volumes of natural gas that Forcenergy intends to deliver to Marathon at each Forcenergy delivery point pursuant to Paragraph III.A. of this Agreement for the forthcoming calender quarter, (2) the maximum efficient rate of flow for each Fuel Gas Well, (3 ) the daily rates and monthly volumes of Supplemental Fuel Gas that Forcenergy wishes to receive pursuant to Paragraph III.B. from Marathon at each TBU and TBF facility listed on Exhibit B for the forthcoming calender quarter, and (4 ) the daily rates and monthly volumes that Forcenergy wishes to receive at each Delivery Point listed in Exhibit A for the forthcoming quarter. The daily rates and monthly volumes nominated pursuant to the preceding sentence shall be equal. Forcenergy's total daily and monthly nominations for natural gas it expects to deliver to Marathon pursuant to Paragraph III.A. hereof must equal the total daily and monthly nominations for Supplemental Fuel Gas it wishes to receive pursuant to Paragraph III.B. hereof.

D. Within 15 days of receipt of each nomination from Forcenergy pursuant to Paragraph III.C. hereof, Marathon will submit to Forcenergy a written confirmation of the Delivery Points that Marathon intends to utilize for delivering Supplemental Fuel Gas pursuant to Paragraph III.B. hereof. Marathon's confirmation will include the daily rates and monthly volumes of Supplemental Fuel Gas


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that Marathon will deliver to each Delivery Point. The Delivery Points that
Marathon elects to utilize will be determined at Marathon's sole discretion; provided, however, that, subject to the proviso at the end of Paragraph III.B., the Delivery Points selected must enable delivery of sufficient volumes of Supplemental Fuel Gas to meet Forcenergy's nominated requirements. The Marathon Delivery Points are listed on Exhibit A. Additional Delivery Points may be added by mutual agreement of the parties.

E. Subject to Paragraph III.G. below, Marathon will deliver Supplemental Fuel Gas at such daily rates as Forcenergy reasonably requests. If any particular Fuel Gas Wells are incapable of delivering the nominated volumes due to wellbore failure, mechanical problems or, in Marathon's sole judgment, GGS reservoir management considerations, deliveries of Supplemental Fuel Gas may be made from other Fuel Gas Wells.

F. Forcenergy and Marathon shall make every effort to deliver equal daily volumes of natural gas (pursuant to Paragraph III.A.) and Supplemental Fuel Gas (pursuant to Paragraph III.B.). If, however, in any month, the volume of natural gas delivered by one party is not equal to the volume delivered by the other party, then the parties shall adjust deliveries in the following month so as to bring deliveries back into balance. If, due to Forcenergy's actions or inactions, the daily or monthly exchange imbalance exceeds 10% of the volumes nominated pursuant to Paragraph III.C. of this Agreement, Marathon may suspend all exchanges hereunder until such time as Forcenergy provides assurances adequate to Marathon that future imbalances will not exceed more than 5% on any day.

G. The daily volumes of gas delivered by Forcenergy pursuant to Paragraph III.A. and the daily volumes of Supplemental Fuel Gas delivered by Marathon shall not exceed the lesser of 12.5 MMCFD or Forcenergy's share of the daily Fuel Gas requirements.


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H. There will be no fee associated with the exchange of gas pursuant to this
Article III.

I. Each party shall bear all costs of royalties, severance taxes, and production costs attributable to gas it delivers pursuant to this Article III.

J. Forcenergy shall pay, at its sole cost, for any pipelines and pipeline connections, including compression costs, if required, to enter the APL transmission system or Marathon's pipeline system.

K. Natural gas delivered by Forcenergy pursuant to Paragraph III.A. hereof shall meet the quality, pressure and temperature specifications of the pipeline system through which the gas is first transported. Forcenergy will bear all costs associated with meeting such pipeline specifications.

L. Forcenergy shall pay, at its sole cost, for all costs of transportation (including regulated tariff charges, pipeline compression costs and fuel, liquids separation and disposal and any allocated line losses) of its gas delivered hereunder to Marathon at the APL transmission system or on Marathon's pipeline system. Marathon shall pay, at its sole cost, for all costs of transportation (including regulated tariff charges, pipeline compression costs and fuel, liquids separation and disposal and any allocated line losses) of gas received from Forcenergy in exchange for Supplemental Fuel Gas after delivery by Forcenergy into the APL transmission system and/or Marathon's pipeline system. The intent is that Marathon shall not incur any costs hereunder for exchanging gas.

                    IV. Terms Specific to Purchased Fuel Gas

A. Forcenergy has the right, but not the obligation, to purchase up to 10 BCF of Fuel Gas from Marathon at rates not to exceed 12.5 MMCFD. The right granted in this Paragraph IV.A. shall expire on December 1, 2009.


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B. The price of Purchased Fuel Gas, on any day, is equal to the highest price received (including all applicable reimbursements) on the date of purchase for gas sold by Marathon to a public utility in the Cook Inlet area pursuant to a contract with a primary term of three (3) or more years and a total volume of not less than ten (10) BCF. Marathon shall supply to Forcenergy such documentation as is necessary for Forcenergy to calculate the price independently, including a copy of the contract with the public utility.

C. The nominations and confirmation procedures for Purchased Fuel Gas are the same as those specified for Supplemental Fuel Gas in Paragraphs III.C. and III. D.

D. Marathon may refuse to sell Purchased Fuel Gas if it lacks adequate deliverability and/or reserves to honor all other gas contract obligations at the time of any request from Forcenergy for Purchased Fuel Gas. In particular, and not by way of limitation, if it is at any time determined that Marathon's Available Gas Reserves are insufficient to permit it to make deliveries of Purchased Fuel Gas under this agreement and to meet its obligations to Alaska Pipeline Company under the Gas Purchase Agreement dated May 1, 1988 ("APL-IV"), gas deliveries of Purchased Fuel Gas may be reduced or terminated by Marathon in its sole discretion. "Available Gas Reserves" has the same meaning given that term in APL-IV.

         V. Terms Common to Initial Fuel Gas, Supplemental Fuel Gas, and Purchased Fuel Gas

A. All Fuel Gas shall be used for Forcenergy's TBU/TBF Fuel Gas requirements only. Forcenergy may not sell or re-deliver Fuel Gas to any other party or use Fuel Gas for facilities other than those specifically listed in Exhibit B, nor shall Forcenergy sell or utilize casinghead gas which


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it produces from the TBF and the TBU other than as Fuel Gas.

B. Each MCF of natural gas delivered hereunder shall be measured at a base temperature of sixty (60) degrees Fahrenheit and a pressure of fourteen and sixty-five hundredths (14.65) pounds per square inch absolute.

C. All Fuel Gas provided by Marathon to Forcenergy hereunder shall be from Marathon's working interest share of GGS reserves.

D. If the Hemlock WIPA owners desire to drill, convert, work over or recomplete any Fuel Gas Well, Forcenergy must obtain Marathon's written consent before voting in favor of any such proposal. Marathon reserves all rights to make any and all decisions regarding production and withdrawal rates, completion intervals, and reservoir management decisions with respect to the Fuel Gas Wells.

E. If, by reason of force majeure, either party is rendered unable, wholly or in part, to perform its obligations under this Agreement (other than its obligations to pay money), then upon said party giving notice and particulars of such event, its obligation to perform shall be suspended or correspondingly reduced during the continuance of any inability so caused, but in no greater amount than required by the event of force majeure and for no longer period, and the effects of such cause shall, so far as possible, be remedied with all reasonable and prompt dispatch. The term "force majeure" as employed herein means any situation or occurrence not reasonably within the control of the party claiming suspension and which, by the exercise of due diligence, such party is unable to prevent or overcome. Settlement of strikes, lockouts, or other labor disputes shall be entirely within the discretion of the party having the difficulty and the above requirements that any force majeure event be remedied with all reasonable diligence shall not require the settlement or prevention of


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strikes, lockouts, or other labor disputes by acceding to the demand of opposing parties which such course is inadvisable in the sole discretion of the party having the difficulty.

F. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the respective parties hereto. Forcenergy shall not assign this Agreement or any interest herein to a third party without the written consent of Marathon, which consent may not be unreasonably withheld. Marathon may assign its interest to a third party to whom Marathon assigns its interests in the GGS WIPA upon thirty days prior notice to Forcenergy. No assignment shall be effective until the assignee shall in writing agree to assume and perform fully the terms of this Agreement whereupon the assignor shall be released from further liability.

G. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ALASKA, WITHOUT REGARD TO CONFLICT OF LAW RULES THAT WOULD DIRECT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. Any action brought to enforce the provisions of this Agreement shall be brought only in a court of competent jurisdiction in Anchorage, Alaska.

H. This Agreement and the P & S Agreement constitute the entire agreement between the parties and supersedes all prior agreements, understandings, negotiations and discussions regarding the subject matter hereof. No amendments to or modifications of this Agreement shall be valid unless they are in writing and signed by both Forcenergy and Marathon.


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     No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether of a like or similar character).

J. Any notice, request, or statement made pursuant to this Agreement shall be made as follows:

     MARATHON OIL COMPANY
     P. O. Box 196168 Anchorage, AK 99519 ATTN: Production Manager FAX: (907) 564-6489

     FORCENERGY INC
     2730 SW 3rd AVE. - Suite 800
     Miami, FL 33129
     ATTN: President
     FAX: (305) 865-4300

Notice sent by telecopy shall be deemed to have been received by the close of the business day on which it was transmitted or such earlier time as is determined to have been successfully transmitted to the receiving party. Notice by any other means shall be deemed to have been given when received by the party entitled to notice.. By written notice to the other party, either party may change the address at which notices are to be sent to it.

K. In interpreting this Agreement, whenever possible this Agreement and the P & S Agreement shall be reconciled to give effect to both agreements. However, if there is any irreconcilable conflict between the two agreements, the meaning of this Agreement shall control.

L. Neither party shall have any liability to the other for incidental, consequential, special, punitive, or exemplary damages resulting from or arising out of any breach of this Agreement.


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     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their authorized representatives.

FORCENERGY INC                          MARATHON OIL COMPANY


By:                                     By:
    ---------------------------------       ------------------------------------
Title:                                  Title:
       ------------------------------          ---------------------------------
Date:                                   Date:
      -------------------------------         ----------------------------------


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